EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ORCHIDS PAPER PRODUCTS COMPANY

ORCHIDS PAPER PRODUCTS COMPANY., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Amended and Restated Certificate of Incorporation of the Corporation, as amended, be further amended, so that, as amended, Article Seventh shall read in its entirety as follows:

SEVENTH: Special meeting of the stockholders may be called for any purpose or purposes (i) by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or President of the Corporation or (ii) upon written request from holders of record of at least 25% of the voting power of the outstanding capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting, filed with the Secretary of the Corporation and otherwise in accordance with the Bylaws, and may not be called by any other person or persons.

SECOND: This amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, was duly adopted in accordance with Section 242 of General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed on the 17th day of May, 2013.

ORCHIDS PAPER PRODUCTS COMPANY

By:              /s/ Keith R. Schroeder

Keith R. Schroeder

Chief Financial Officer and Secretary